Exhibit 5.6

CONSENT OF EXPERT

The undersigned on his own behalf and on behalf of NewFields Canada Mining & Environment ULC, hereby consents to the use of my name, the name of NewFields Canada Mining & Environment ULC, and references to, excerpts from, and summaries of the Technical Report titled “Technical Report – Silver Sand Project Pre-Feasibility Study” effective date June 19, 2024 prepared for New Pacific Metals Corp. (the “Company”) in the Company’s Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto, and the documents incorporated by reference therein.

Dated: October 3, 2025

/s/ Leon Botham

Leon Botham, P. Eng.